Exhibit 99.1

Coldwater Creek Announces Fiscal 2005 Second Quarter Results

Sandpoint, Idaho, August 24, 2005 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three and six-month periods ended July 30, 2005.

Consolidated Results

Net income for the three-month period ended July 30, 2005, increased $3.6 million, or 109 percent, to $7.0 million, or $0.11 per diluted share, compared with net income of $3.3 million, or $0.06 per diluted share, for the three-month period ended July 31, 2004. Net sales in the fiscal 2005 second quarter increased 39 percent to $154.6 million from $111.2 million in the fiscal 2004 second quarter.

Net income for the six-month period ended July 30, 2005, increased $6.8 million, or 79 percent, to $15.5 million, or $0.25 per diluted share, compared with net income of $8.7 million, or $0.15 per diluted share, for the six-month period ended July 31, 2004. Net sales in the first six months of fiscal 2005 increased 32 percent to $310.2 million from $235.7 million in the same period a year ago.

“Strong sales at full-price, the continued success of our national retail store expansion and growth in the Internet channel have resulted in the most profitable second quarter in the company’s history,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek. “At the same time, our strategic shift toward having catalogs act as our primary print advertising vehicle has been effective in driving traffic to all three selling channels.”

Gross profit for the fiscal 2005 second quarter was $67.7 million, or 43.8 percent of net sales, compared with $46.8 million, or 42.1 percent of net sales, for the fiscal 2004 second quarter. The increase in the gross profit rate was primarily due to improved merchandise margins on sales in all channels and, to a lesser extent, improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2005 second quarter were $57.0 million, or 36.9 percent of net sales, compared with $41.5 million, or 37.3 percent of net sales, for the fiscal 2004 second quarter. The decrease in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to positive customer response to the company’s marketing initiatives. This improvement was partially offset by increased personnel costs associated with the company’s retail expansion.

Income from operations for the fiscal 2005 second quarter increased $5.3 million, or 100 percent, to $10.7 million, or 6.9 percent of net sales, compared with $5.3 million, or 4.8 percent of net sales, for the fiscal 2004 second quarter.

Retail Segment

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 55 percent to $95.2 million in the fiscal 2005 second quarter, from $61.3 million in the fiscal 2004 second quarter. Retail Segment net sales represented 61.6 percent of the company’s total net sales in the fiscal 2005 second quarter, compared with 55.1 percent in the fiscal 2004 second quarter.

Net sales from the Retail Segment increased 52 percent to $179.0 million in the first six months of fiscal 2005, from $117.8 million in the comparable period last year. Retail Segment net sales represented 57.7 percent of the company’s total net sales in the first six months of fiscal 2005, compared with 50.0 percent in the same period a year ago.

The company opened 17 full-line retail stores during the fiscal 2005 second quarter for a total of 136 full-line retail stores in operation at the end of the fiscal 2005 second quarter, compared with 89 full-line retail stores at the end of the fiscal 2004 second quarter.

Direct Segment

“The success of our e-mail marketing campaigns continues to support the growth of our Internet channel, which represented nearly two-thirds of our Direct Segment net sales for the quarter,” Pence said. “We see further opportunity to expand this important part of the business as we build on our growing list of 2.5 million e-mail addresses.”

Direct Segment net sales increased 19 percent to $59.4 million in the fiscal 2005 second quarter from $49.9 million in the fiscal 2004 second quarter. Direct Segment net sales represented 38.4 percent of the company’s total net sales in the fiscal 2005 second quarter, compared with 44.9 percent in the fiscal 2004 second quarter.

Direct Segment net sales increased 11 percent to $131.2 million in the first six months of fiscal 2005 from $117.9 million in the comparable period last year. Direct Segment net sales represented 42.3 percent of the company’s total net sales in the first six months of fiscal 2005, compared with 50.0 percent in the same period a year ago.

Internet

Internet net sales increased 49 percent to $38.8 million in the fiscal 2005 second quarter from $26.0 million in the fiscal 2004 second quarter. Internet net sales represented 65.3 percent of the Direct Segment’s net sales in the fiscal 2005 second quarter, compared with 52.0 percent in the fiscal 2004 second quarter. Internet net sales represented 25.1 percent of the company’s total net sales in the fiscal 2005 second quarter, compared with 23.3 percent in the fiscal 2004 second quarter.

Internet net sales increased 31 percent to $79.8 million in the first six months of fiscal 2005 from $60.9 million in the comparable period last year. Internet net sales represented 60.8 percent of the Direct Segment’s net sales in the first six months of fiscal 2005, compared with 51.6 percent in the same period last year. Internet net sales represented 25.7 percent of the company’s total net sales in the first six months of fiscal 2005, compared with 25.8 percent in the comparable period last year.

Catalog

Catalog net sales decreased 14 percent to $20.6 million in the fiscal 2005 second quarter from $24.0 million in the fiscal 2004 second quarter. Catalog net sales represented 34.7 percent of the Direct Segment’s net sales in the fiscal 2005 second quarter, compared with 48.0 percent in the fiscal 2004 second quarter. Catalog net sales represented 13.3 percent of the company’s total net sales in the fiscal 2005 second quarter, compared with 21.6 percent in the fiscal 2004 second quarter.

Catalog net sales decreased 10 percent to $51.4 million in the first six months of fiscal 2005 from $57.0 million in the comparable period last year. Catalog net sales represented 39.2 percent of the Direct Segment’s net sales in the first six months of fiscal 2005, compared with 48.4 percent in the same period last year. Catalog net sales represented 16.6 percent of the company’s total net sales in the first six months of fiscal 2005, compared with 24.2 percent in the comparable period last year.

Liquidity

At the end of the fiscal 2005 second quarter, the company had no short or long-term debt and a cash position of $93.2 million compared with a cash position of $88.6 million at the end of the fiscal 2004 second quarter. The company’s working capital increased to $125.8 million at the end of the fiscal 2005 second quarter from $105.9 million at the end of the fiscal 2004 second quarter. Inventory increased $16.7 million, or 29 percent, to $74.1 million at the end of the fiscal 2005 second quarter from $57.4 million at the end of the fiscal 2004 second quarter. This increase is primarily attributable to the addition of 47 full-line retail stores since the end of the fiscal 2004 second quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, August 24, 2005 at 4:45 p.m. (Eastern) to discuss fiscal 2005 second quarter results. To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=1110822. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, August 31, 2005. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “7209747”. A replay or transcript of the call will also be available in the investor relations section of the company’s Web site. Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004 (a)	July 30, 2005	July 31, 2004 (a)
Statements of Operations:
Net sales	$154,569	$111,215	$310,205	$235,675
Cost of sales	86,895	64,436	169,694	134,734

Gross profit	67,674	46,779	140,511	100,941
Selling, general and administrative expenses	57,019	41,461	116,488	86,845

Income from operations	10,655	5,318	24,023	14,096
Interest, net, and other	962	221	1,720	252

Income before income taxes	11,617	5,539	25,743	14,348
Income tax provision	4,635	2,201	10,270	5,690

Net income	$6,982	$3,338	$15,473	$8,658

Net income per share - Basic	$0.11	$0.06	$0.25	$0.15

Weighted average shares outstanding - Basic	60,901	58,458	60,800	56,444

Net income per share - Diluted	$0.11	$0.06	$0.25	$0.15

Weighted average shares outstanding - Diluted	62,850	60,597	62,763	58,506

Supplemental Data:

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Operating Statistics:
Catalogs mailed	15,547	13,167	43,792	39,100
Full-line retail store count			136	89
Resort store count			2	2
Outlet store count			21	18
Full-line retail store square footage			753	526

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Channel Net Sales:
Retail	$95,201	$61,266	$178,982	$117,775
Internet	38,767	25,952	79,827	60,889
Catalog	20,601	23,997	51,396	57,011

Total	$154,569	$111,215	$310,205	$235,675

Note (a):	The amounts for the three and six-month periods ended July 31, 2004, reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS
	July 30, 2005	January 29, 2005	July 31, 2004 (a)
CURRENT ASSETS:
Cash and cash equivalents	$93,154	$111,204	$88,620
Receivables	25,641	12,708	14,935
Inventories	74,125	63,752	57,396
Prepaid and other	8,120	6,628	6,983
Prepaid and deferred marketing costs	6,620	6,905	2,512
Deferred income taxes	1,079	1,079	—

Total current assets	208,739	202,276	170,446
Property and equipment, net	140,605	120,689	104,738
Deferred income taxes	4,833	1,233	—
Escrow and restricted cash	1,007	—	—
Other	297	388	596

Total assets	$355,481	$324,586	$275,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$50,784	$49,406	$40,370
Accrued liabilities	30,626	31,646	24,062
Income taxes payable	1,509	4,736	—
Deferred income taxes	—	—	115

Total current liabilities	82,919	85,788	64,547

Deferred rents	54,692	40,319	37,503
Deferred income taxes	—	—	508
Other	196	200	—

Total liabilities	137,807	126,307	102,558

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 61,017,613, 60,652,538 and 60,059,054 shares issued, respectively	610	607	601
Additional paid-in capital	103,882	98,861	94,279
Deferred compensation on restricted stock	(1,101)	—	—
Retained earnings	114,283	98,811	78,342

Total stockholders’ equity	217,674	198,279	173,222

Total liabilities and stockholders’ equity	$355,481	$324,586	$275,780

Note (a):	The amounts as of July 31, 2004, reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	July 30, 2005	July 31, 2004 (a)
OPERATING ACTIVITIES:
Net income	$15,473	$8,658
Non cash items:
Depreciation and amortization	11,801	9,213
Amortization of deferred compensation	100	—
Deferred rent amortization	(1,167)	(634)
Deferred income taxes	(3,600)	(2,182)
Tax benefit from exercises of stock options	1,994	1,800
Gain on asset disposition	(111)	(6)
Other	(4)	—
Net change in current assets and liabilities:
Receivables	(12,924)	(4,476)
Inventories	(10,373)	(4,695)
Prepaid and other	(1,507)	(1,919)
Prepaid and deferred marketing costs	285	1,707
Accounts payable	1,378	1,518
Accrued liabilities	(3,661)	(1,295)
Income taxes payable	(3,227)	(4,089)
Deferred rents	17,477	15,656

Net cash provided by operating activities	11,934	19,256

INVESTING ACTIVITIES:
Purchase of property and equipment	(30,289)	(21,313)
Escrows and restricted cash	(1,007)	—
Repayments of executive loans	—	20

Net cash used in investing activities	(31,296)	(21,293)

FINANCING ACTIVITIES:
Net proceeds from stock offering	—	42,624
Net proceeds from exercises of stock options	1,312	2,279

Net cash provided by financing activities	1,312	44,903

Net (decrease) increase in cash and cash equivalents	(18,050)	42,866
Cash and cash equivalents, beginning	111,204	45,754

Cash and cash equivalents, ending	$93,154	$88,620

Note (a):	The amounts for the six-month period ended July 31, 2004, reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.